EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Nos. 333-130998, 333-130997, 333-125919) of Protalex, Inc. of our report dated August 25, 2010, with respect to the financial statements, which appear in the Annual Report of Protalex, Inc. on Form 10-K for the year ended May 31, 2010.

/s/SHERB & CO, LLP
SHERB & CO, LLP

New York, NY
August 25, 2010